Exhibit 16.1

Certified Public Accountants
Valuation Analysts

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the prior independent registered public accounting firm for Jinhao Motor Company (the Company). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K dated on August 16, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

Hanlin and Moss, PS
Seattle, Washington
August 16, 2010

1411 Fourth Avenue, Suite 410   Seattle, Washington 98101    (206) 623-3200   fax (206) 623-3222
www.hanlinmoss.com